Exhibit 23(c)



                                AUDITORS' CONSENT


The Board of Directors
Summit Bancorp:

We consent to the use of our report dated July 31, 1996, relating to the consolidated financial statements of Collective Bancorp, Inc., and subsidiary as of June 30, 1996 and for the year then ended incorporated by reference in this Registration Statement on Form S-8 of Summit Bancorp, which report appears in the Form 8-K of Summit Bancorp dated July 28, 1997 and in the June 30, 1996 Annual Report on Form 10-K of Collective Bancorp, Inc. and to the reference to our Firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement.




                                                /s/ KPMG Peat Marwick LLP
                                                --------------------------------
                                                KPMG Peat Marwick LLP

Short Hills, New Jersey
September 4, 1997



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